Crowe U.K. LLP is a limited liability partnership registered in England and Wales with registered number OC307043. The registered office is at 2nd Floor, 55 Ludgate Hill, London EC4M 7JW. A list of the LLP’s members is available at the registered office. All insolvency practitioners in the firm are licensed in the UK by the Insolvency Practitioners Association. Crowe U.K. LLP is a member of Crowe Global, a Swiss verein. Each member firm of Crowe Global is a separate and independent legal entity. Crowe U.K. LLP and its affiliates are not responsible or liable for any acts or omissions of Crowe Global or any other member of Crowe Global. Crowe U.K. LLP Chartered Accountants Member of Crowe Global 2nd Floor 55 Ludgate Hill London EC4M 7JW, UK Tel +44 (0)20 7842 7100 Fax +44 (0)20 7583 1720 www.crowe.co.uk Exhibit 16.2 26 March, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Dear Securities and Exchange Commission: We have been asked by Public Policy Holding Company, Inc. (“PPHC”) to write to you to state whether we agree with certain disclosures that we are informed that PPHC has filed with the SEC. We hereby provide this letter to you, but we do so on the basis that we do not accept any liability or duty whatsoever to the SEC or to anyone else in relation to the provision or content of this letter. We have been provided by PPHC with the text set out in the Appendix hereto, which we are informed is from Changes in and Disagreements with Accountants on Accounting and Financial Disclosure in the Annual Report on Form 10-K of PPHC. We confirm that we agree with the following statements within that text that relate to our firm, Crowe U.K. LLP (“Crowe”): 1. Crowe’s role as auditor of PPHC was not renewed after completion of our FY23 audit. 2. Crowe did not prepare reports on PPHC’s financial statements for the year ended 31 December 2024. 3. No report by Crowe on PPHC’s financial statements for the years ended December 31, 2022 or 2023 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, and there were no disagreements with respect to any such period with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Crowe would have caused us to make reference to the subject matter of the disagreement(s) in connection with our report for such period.

26 March, 2026 4. Crowe was not aware during our audits of any “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for the years ended December 31, 2022 or 2023. Yours faithfully Crowe U.K. LLP

26 March, 2026 Changes in and disagreements with accountants on accounting and financial disclosure Upon the recommendation of our audit committee, we engaged Forvis Mazars, LLP on July 13, 2024 as the Company’s independent external (statutory) auditors for the year ending December 31, 2024. In connection with this appointment, in July 2024, upon the recommendation of our audit committee, we terminated the engagement of MN Blum, LLC (“MN Blum”) as our component auditor and terminated the engagement of Crowe U.K. LLP (“Crowe UK”) as our statutory auditor for the year ended December 31, 2024. Neither MN Blum nor Crowe UK prepared reports on our financial statements for the years ended December 31, 2025 and 2024. No report by MN Blum or Crowe UK on our financial statements for the years ended December 31, 2023, or for any subsequent interim period, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, and there were no disagreements with respect to any such period with MN Blum or Crowe UK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of MN Blum or Crowe UK, respectively, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report for such period. There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for such years and subsequent interim period through July 13, 2024. In accordance with Item 304(a)(3) of Regulation S-K, we have provided MN Blum and Crowe UK with a copy of our Annual Report on Form 10-K and requested that each of MN Blum and Crowe UK furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein. During the fiscal years ended December 31, 2023 and during the interim period through July 13, 2024, neither the Company nor anyone on its behalf consulted with Forvis Mazars, LLP regarding either (1) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Forvis Mazars, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (2) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S- K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).